Exhibit 99.2

FOR IMMEDIATE RELEASE:	Contact:
July 28, 2005 7:30 a.m. ET	Ginny Dunn Associate Director, Corporate Communications & Investor Relations 240-864-2643
ENTREMED REPORTS SECOND QUARTER 2005
FINANCIAL RESULTS
     Rockville, MD. – July 28, 2005 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics primarily for the treatment of cancer and inflammatory diseases, today reported results for the three and six-month periods ending June 30, 2005.
     The Company reported a net loss for the second quarter of 2005 of ($4.3 million), or ($0.09) per share. This compares with a net loss of ($4.2 million), or ($0.12) per share, for the same period last year. Revenues for the second quarter 2005 were approximately $579,000 versus $139,000 for the comparable period a year ago.
     EntreMed’s reported net loss for the first six months of 2005 was ($9.8 million), or ($0.22) per share as compared to ($9.2 million) or ($0.26) per share for 2004. As of June 30, 2005, EntreMed had cash and short-term investments of approximately $37.7 million. For the six months ending June 30, 2005, revenues were approximately $605,000 versus $237,000 for 2004.
     Dane Saglio, EntreMed Chief Financial Officer, commented on the results for the second quarter, “Second quarter 2005 financial results are in line with projections. R&D expenditures will continue to trend higher in the second half of the year as we expand our clinical trial base and file an IND on a second program. We expect that these increases will be offset by royalty revenue to be recorded on Celgene’s sales of Thalomid® in the third and fourth quarters of 2005.”
     James S. Burns, EntreMed President and Chief Executive Officer, commented, “Our progress for the first half of 2005 is consistent with both our guidance and my expectations. R&D expenses are in line with our progress on Panzem® NCD and our key preclinical programs. These costs are offset by reductions in administrative expenses. Consistent with our previous guidance, we anticipate remaining on budget for expenses for the remainder of 2005.”
     The second quarter update call is scheduled for Wednesday, August 10, 2005 from 10:00 am to 11:00 am ET and will include a question and answer session. To access the live conference, please dial 800-370-0898 (U.S. or Canada) or 973-409-9260 (internationally) at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately one hour after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 6286778. This call will not be web cast, however, an audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for non-oncology indications. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; the early-stage products under development; uncertainties relating to clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
(Financial Table Attached)

-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
June 30,

	2005	2004

Total revenues	$579,461	$139,380
Research and development	3,812,353	2,484,426
General and administrative	1,339,150	1,963,410
Net loss	(4,300,210)	(4,247,723)
Net loss per share (basic) attributable to common shareholders	$(0.09)	$(0.12)
Weighted average number of shares outstanding (basic)	49,819,569	36,985,476
Six Months Ended
June 30,

	2005	2004

Total revenues	$604,710	$237,347
Research and development	8,191,709	5,541,396
General and administrative	2,599,972	4,056,351
Net loss	(9,756,678)	(9,215,073)
Net loss per share (basic) attributable to common shareholders	$(0.22)	$(0.26)
Weighted average number of shares outstanding (basic)	46,324,989	36,979,244
###